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                                    AGREEMENT


          Agreement made this 6th day of January, 1993, between The DFA Investment Trust Company (the "Trust"), a Delaware Business Trust and DFA Securities Inc., an Illinois corporation ("DFA Securities").

          In consideration of the mutual promises and undertakings herein contained, and intending to be legally bound, the parties agree as follows:

          (1) The Trust hereby authorizes DFA Securities to supervise the sale of shares issued by the Trust pursuant to the Registration Statement filed by the Trust with the U.S. Securities and Exchange Commission on Form N-1A
(Registration No. 811-    ), as amended from time to time, during the term of
this Agreement.

          (2) Sales of Trust shares shall be effected in a manner to satisfy the exemption from registration set forth in section 4(2) of the Securities Act of 1933, as amended.

          (3) In carrying out its responsibilities under this Agreement, DFA Securities shall use its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities and/or Dimensional Fund Advisors Inc. ("DFA") comply with applicable Federal and State regulatory requirements regarding the sale of securities, and with the applicable rules of the National Association of Securities Dealers, Inc. ("NASD").

          (4) DFA Securities will utilize its best efforts to encourage and promote the sale of Trust shares and, to this end, at its own expense may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of Trust shares. Any such material which refers to the Trust shall be approved in writing by an executive officer of the Trust prior to dissemination.

          (5) DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under federal and state law and of its membership in the NASD and the cost of registration statements of the Trust provided to persons who are not shareholders of the Trust.

          (6) This Agreement shall become effective on the effective date of the registration statement of the Trust, provided that prior to such date this Agreement has been approved by a vote of a majority of the Trustees of the Trust, cast in person, including a majority of those trustees who are not parties to this Agreement or interested persons of any such party, as a meeting called for the purpose of voting on such approval, and shall continue in
effective until December   , 1993, and may be continued thereafter for
consecutive terms each of one year, provided that any such continuance is approved in the manner provided above.
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          (7) This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days' written notice.

          (8) The terms "person", "interested person" and "assignment" shall have the meanings ascribed thereto, respectively, under the 1940 Act.

          (9) Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, and if to DFA Securities, at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

          IN WITNESS WHEREOF, and Trust and DFA Securities have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

                              THE DFA INVESTMENT TRUST COMPANY



                              By _________________________________


                              DFA SECURITIES INC.




                              By _________________________________

                              Date: